Exhibit 23.2

Independent Auditors' Consent



We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the German American Bancorp 1999 Long-Term Equity Incentive Plan, the German American Bancorp 1992 Stock Option Plan and the German American Bancorp 1999 Employee Stock Purchase Plan of our report dated February 16, 1998, relating to the consolidated balance sheet of CSB Bancorp as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the two years then ended, appearing in German American Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998.


Gaither Rutherford & Co., LLP
June 11, 1999
Evansville, Indiana